Exhibit 99.2

Contact:

Robert Erwin                         Melody Carey
President                               Co-President
iBio, Inc.                               Rx Communications, Inc.

302-355-2335                      917-322-2571

rerwin@ibioinc.com              mcarey@rxir.com

FOR IMMEDIATE RELEASE

Frederick Larcombe Appointed Chief Financial Officer of iBio

NEWARK, DE – September 14, 2009 – iBio, Inc. (OTCBB: IBPM) today announced the appointment of Frederick Larcombe to the position of Chief Financial Officer. Mr. Larcombe will direct and oversee the financial management and accounting activities of the Company, effective immediately.

Robert L. Erwin, iBio’s president, stated, “We are pleased to have Fred fill this important role, as he brings with him a strong financial and industry transaction background, as well as a demonstrated ability to communicate effectively with the investment community. We believe the depth and breadth of his experiences have prepared him well for his responsibilities at iBio, and we look forward to his contributions as we execute our strategic plan to be a leading player in the development of vaccines and therapeutic proteins.”

Mr. Larcombe has over 30 years of experience in both privately and publicly held companies, most of which were in the life sciences industry. His experience is international in scope and his skill set includes operating company management, strategic planning and analysis, raising capital, SEC and management reporting, investor relations, mergers and acquisitions, litigation management, contract negotiation, and development of integrated accounting systems and controls for both private and public companies. From early 2008 to the present, Mr. Larcombe, as a principal with Crimson Partners, a group of seasoned financial professionals, has served clients in the life sciences in the areas of pharmaceutical development and women's health. From 2005 to 2007, he was simultaneously the Chief Financial Officer of Xenomics Inc., a publicly-held developer of DNA-based diagnostic technologies, and FermaVir Pharmaceuticals, Inc., a publicly-held pharmaceutical development company. From 2004 to 2005, he was a consultant with Kroll Zolfo Cooper, a professional services firm providing interim management and turn-around services, and from 2000 to 2004, he was Chief Financial Officer of MicroDose Therapeutics, a privately-owned drug delivery company focused upon pulmonary and novel oral dosage delivery technologies. Prior to 2000, Mr. Larcombe held various positions with ProTeam.com, Cambrex, and PriceWaterhouseCoopers. While executing the role of Chief Financial Officer of the Company, Mr. Larcombe will continue as a principal of Crimson Partners to provide professional services to others.

Mr. Larcombe's received his BS in Accounting from Seton Hall University, was designated a Certified Public Accountant in New Jersey, and is an alumnus of the Management Development Program at Harvard Business School.

About iBio, Inc.

iBio, Inc. is a biotechnology company focused on developing vaccines and therapeutic proteins based upon our proprietary plant-based iBioLaunch™ Platform Technology. The Company’s near-term focus is to advance an H1N1 influenza vaccine candidate to clinical trials and to establish business arrangements for use of the technology by licensees for the development and production of other products for the prevention and treatment of various infectious diseases including influenza, anthrax and human papilloma virus (HPV). In 2003, iBio entered into a research and development agreement with the Fraunhofer USA Center for Molecular Biotechnology (FhCMB), a leading not-for-profit translational research institution, and has exclusive rights to the proprietary platform developed under the agreement for human health applications for developing vaccines and therapeutic products for a broad range of medical indications and for veterinary applications of plant-based influenza vaccines. For additional information please visit www.ibioinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Statements included in this release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

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